Exhibit 99.1
For Release: Wednesday, Jan. 14, 2015, 8 a.m. EST

GM Expects Improved Profitability in 2015

•	Expects higher EBIT-adjusted and EBIT-adjusted margins in 2015

•	Reaffirms previously announced 2016 targets and plan to achieve

•	9- to 10-percent margin by early next decade

DETROIT - General Motors Co. (NYSE: GM) expects its total earnings before interest and tax (EBIT) adjusted and EBIT-adjusted margin to increase in 2015, compared to 2014, after adjusting 2014 for the impact of recall costs. The company also anticipates improved automotive results in all regions.

This outlook is based on modest global industry growth expected in 2015, which will result primarily from continued growth in China, Europe and the United States, and ongoing launches of key vehicles.

CEO Mary Barra, President Dan Ammann, and Executive Vice President and CFO Chuck Stevens shared this outlook with investor analysts attending the Deutsche Bank 2015 Global Auto Industry Conference in Detroit.

GM reiterated it is on track to meet its previously announced 2016 financial targets to achieve EBIT-adjusted margins in North America of 10 percent; to return to profitability in Europe, and to maintain strong margins in China.

The company also said its plan puts it on the path to achieve 9- to 10-percent margins by early next decade. The strategic plan, shared during the Global Business Conference held in October 2014, includes several major initiatives: lead in product and technology; grow the Chevrolet and Cadillac brands globally; continue growing in China; continue growing GM Financial, and deliver core operating efficiencies.

“We had a pivotal year in 2014, outlining a customer-focused strategic plan for the company and delivering on our commitments by achieving strong core operating performance,” Barra said. “We’ll build on this momentum in 2015 and continue executing our plan to become the most-valued automotive company.”

Among key accomplishments for 2014, Barra noted the following:

•	Earned the most J.D. Power Initial Quality Study awards for second consecutive year in the United States.

•	Launched more models in North America with 4G LTE mobile broadband than all other automakers combined.

•	GM and its joint ventures sold a record 3.5 million vehicles in China, up

•	12.0 percent from 2013.

•	Opel/Vauxhall market share in Europe grew for the second year in a row, including increases in 12 European markets.

•	Achieved five straight quarters of EBIT-adjusted margin growth in North America through the third quarter of 2014 (excluding recalls).

•	Standard & Poor’s upgraded GM and GM Financial to investment grade.

•	Returned $2.0 billion to common stock shareholders through dividends.

To support its future growth, GM plans to increase capital expenditures to approximately $9 billion in 2015, reflecting increased investments in products and technologies.

“Overall, 2014 was a very solid year in which we met expectations on core operating performance, despite a number of significant headwinds,” Stevens said.
“Importantly, improvements in 2015 will keep us firmly on track to meet our near-term objectives and demonstrate solid progress toward our targeted margins of 9 to 10 percent by early next decade.”

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com

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CONTACT:
Tom Henderson
GM Finance Communications
313-410-2704
tom.e.henderson@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; the overall strength and stability of our markets, particularly Europe; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.